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                                                                  EXHIBIT 23.1


                         CONSENT OF ERNST & YOUNG LLP
                             INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in this Post Effective Amendment No. 3 on Form S-3 of Hudson Chartered Bancorp, Inc., dated on or about March 27, 1996, and to the incorporation by reference of our report on the consolidated financial statements of Community Bancorp, Inc. (predecessor to Hudson Chartered Bancorp, Inc.) and subsidiaries as of December 31, 1993 and for the year then ended (which statements have been restated to give effect to the September 30, 1994 merger of Community Bancorp, Inc. and Fishkill National Corporation), incorporated by reference herein from the Annual Report on Form 10-K of Hudson Chartered Bancorp, Inc. for the year ended December 31, 1995.








/S/ ERNST & YOUNG LLP

Cleveland, Ohio
March 26, 1996